EXHIBIT 6.19

PURCHASE PRICE AND PAYMENT ADDENDUM

Lennar Homes of Texas Land and Construction, Ltd

Buyer Name:	TIRIOS PROPCO SERIES LLC - 1200 SOAPSTONE
Date of Agreement:	05/26/2025
Community:	Sunset Oaks Stonehill CORE	Lot/Block:	17 / Z
Address:	1200 SOAPSTONE PASS Maxwell TX 78656
Plan/Elevation:	Highgate / D	Garage Orientation Preference:	Left ☒ Right ☐
Phase/Section:	/4	Job #:	4675543Z17
Started (Y/N):	Y	Stage:	12
Estimated Start Date:	02/20/2025	Estimated Closing Date:	06/27/2025

Agreement Type:	☒ Standard	☐ Home to Sell	☐ Miscellaneous contingencies	☐ Owns current residence
Select One:	☐ New Agreement	☐ Transfer	☒ Revised Agreement -- Revision #: 1

BUYER INFORMATION

Buyer(s):	TIRIOS PROPCO SERIES LLC - 1200 SOAPSTONE
Buyer Existing Address:	Cedar Park, TX / US 78613
Home Phone:		Office Phone:
Email:	sachin@tirios.ai	Other Phone:	(917) 854-5795
Employer:		Years/Months: /
Co-Buyer:
Home Phone:		Office Phone:
Email:		Other Phone:
Non-Purchasing Spouse:
Home Phone:		Office Phone:
Email:		Other Phone:

PURCHASE PRICE AND PAYMENTS

PURCHASE PRICE:

Base Purchase Price	$274,990.00

Add: Homesite Premium	$2,000.00

Add: Options, Upgrades and Extras per Change Order Summary	$.00

Less Incentives and Other Discretionary Reductions:	$43,000.00

Total Purchase Price	$233,990.00

PAYMENTS:

Initial Deposit	Check#/Credit Card: WF#9900 /	$10,000.00

Upgrade Deposit (i.e., Advanced Payment)		Check#	$.00
Additional Deposit

Due	Received	Check#	$.00

Due	Received	Check#	$.00

Due	Received	Check#	$.00

Due	Received	Check#	$.00

Advanced Payment

Due	Received	Check#	$.00

Amount to be financed or paid by (i) wire transfer of immediately available funds or (ii) cashier's check (subject to collection) at closing (approximate)

(Total Purchase Price less Total Payments and exclude FHA, MIP, VA, funding fee, PMI, closing costs, pre-paids, homeowner insurance, prorated expenses and HOA fees.)

Initial		Initial		$223,990.00
	Buyer		Buyer

CLOSING COSTS:

Seller Assistance toward closing costs (subject to contribution limits):	$4,680.00

Page: 1 of 2

WARRANTY INFORMATION

Lennar 1-2-10 Warranty (10-11-23)

*Or other comparable warranty

FINANCING AND BROKER INFORMATION

Select One:	☐ Cash	☐ Conventional	☐ FHA	☐ VA	☐ USDA	☒ Other

Lender:	HouseMax Funding, LLC	Phone #:	512-883-2544

Broker Participation?	☐ Yes	☒ No

Agent/Company:	Karen Prager / Urbanspace Realtors
Street Address:	301 West Ave Ste 100
City, State Zip:	Austin, TX 78701	Agent's Cell Phone:	(917) 363-6023

Phone:	(512) 848-8722	Email:	karen@urbanspacerealtors.com
Broker Tax ID#:		Broker Commission:	3%
Additional Broker Bonus/Incentive:	Bonus ______/ Incentive		$ .00

REVISED AGREEMENT

Old Total Agreement Price:	$233,990.00
New Total Agreement Price:	$233,990.00
Reason for rewrite: Adding Lender

Defined Terms. All initially capitalized terms not defined herein shall have the meanings set forth in the Purchase and Sale Agreement between Buyer and Seller dated as of the Twenty-Sixth day of May, 2025 (the "Agreement"), and all references in this Addendum to the Agreement shall be deemed to include references to this Addendum and to any other addenda and riders attached to the Agreement, which are hereby incorporated by this reference.

Counterparts. This Addendum may be executed in counterparts, a complete set of which shall form a single Addendum. Signatures may be given via electronic transmission and shall be deemed original and given as of the date and time of the transmission of this Addendum electronically to the other party.

Conflicts. In the event of any conflict between this Addendum and the Agreement, this Addendum shall control. In all other respects, the Agreement shall remain in full force and effect.

Entire Agreement. The Agreement, together with this Addendum and any other addenda and riders to the Agreement, contains the entire agreement between Buyer and Seller concerning the matters set forth herein. No addition or modification of this Addendum or the Agreement shall be effective unless set forth in writing and signed by Buyer and an authorized representative of Seller.

Buyer - IRIOS PROPCO SERIES LLC - 1200 SOAPSTONE		Buyer -
Date
Date	6/26/2025

Buyer -
Buyer -		Date
Date

SELLER: Lennar Homes of Texas Land and Construction, Ltd
a

By
Title:	Authorized Representative
Nicole Dufresne

Date Signed by Seller:           6/26/2025

Page: 2 of 2

ELECTION FORM ADDENDUM

THIS ELECTION FORM ADDENDUM (this "Addendum") is executed in conjunction with and, by this reference, incorporated into the Purchase and Sale Agreement (the "Agreement") dated as of the twenty-sixth day of May, 2025, between TIRIOS PROPCO SERIES LLC - 1200 SOAPSTONE (collectively, "Buyer") and Seller, as defined in the Agreement, respecting Lot 17 of Block Z in Sunset Oaks Subdivision/Plat in the community known as Sunset Oaks Stonehill CORE (the "Community").

1. Defined Terms. All initially capitalized terms not defined herein shall have the meanings set forth in the Agreement, and all references in this Addendum to the Agreement shall be deemed to include references to this Addendum and to any other addenda and riders attached to the Agreement, which are hereby incorporated by this reference.

2. Affiliated Business. Seller has given Buyer notice in the Affiliated Business Arrangement Disclosure Statement that Seller has business relationships with Lennar Mortgage, LLC ("Lennar Mortgage"), Lennar Title, Inc. ("Lennar Title"), and Doma Title Insurance, Inc. Buyer understands and acknowledges that if Buyer elects to use Lennar Title, Lennar Title may issue title insurance through various underwriters including Doma Title Insurance, Inc. Buyer is hereby informed that Buyer is not obligated to use an affiliated business of Seller as a condition to the sale of the Home.

3. Incentives for Use of Affiliated Business.

3.1 By checking one of the boxes below and initialing below the selected text, Buyer hereby selects the lender and title company that Buyer will use in connection with the purchase of the Home.

3.1.1	☐	Buyer elects to use both Lennar Mortgage (or such other lender named on the Approved Lender Addendum) and Lennar Title.

3.1.2	☐	Buyer intends to purchase the Home without financing, but elects to use Lennar Title as its title company.

3.1.3	☒	Buyer elects to use a Lender other than Lennar Mortgage (or such other lender named on the Approved Lender Addendum) as its Lender, but elects to use Lennar Title as its title company.

Buyer's Initials

3.1.4	☐	Buyer elects to use a Lender other than Lennar Mortgage (or such other lender named on the Approved Lender Addendum) as its Lender and a title company other than Lennar Title.

3.2 If Buyer selects option 3.1.1 above,

☒	At Closing Seller will contribute up to ($4,680.00) towards Buyer's Closing costs.

☒	The cost for the standard Owner's Title Policy ("OTP") shall be credited to Buyer by Seller at Closing.

(each, an "Incentive"). Buyer's entitlement to the Incentives is contingent upon Buyer's use of Lennar Mortgage and/or Lennar Title in the closing of the Home. The Incentive shall be applied to costs in an order determined by Seller in its sole discretion. Buyer may change Buyer's selection at a later date (e.g., elect to use Lennar Mortgage and/or Lennar Title).

4. Buyer's Acknowledgement. In the event that Buyer has chosen not to use Lennar Mortgage or one of Seller's approved lenders named on the Approved Lender Addendum for the purchase of the Home, Buyer acknowledges and agrees that, by doing so, circumstances may occur that are beyond Seller's control and could delay the closing date. Pursuant to the Agreement, Buyer is contractually obligated to close on the Home when it is complete. However, if Buyer is unable to close on the Home by the date required under the Agreement, Seller shall have the right to exercise any of its rights and remedies as set forth in the Agreement.

5. Counterparts. This Addendum shall be validly executed when signed in counterpart; a complete set of which shall form a single document. Signatures may be given via electronic transmission and shall be deemed original and given as of the date and time of the transmission of this Addendum electronically to the other party.

6. Conflicts. In the event of any conflict between this Addendum and the Agreement, this Addendum shall control. In all other respects, the Agreement shall remain in full force and effect.

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7. Entire Agreement. The Agreement, together with this Addendum and any other addenda or riders to the Agreement, contains the entire agreement between Buyer and Seller concerning the matters set forth herein. No addition or modification of this Addendum or the Agreement shall be effective unless set forth in writing and signed by Buyer and an authorized representative of Seller.

Buyer - TIRIOS PROPCO SERIES LLC - 1200 SOAPSTONE		Buyer -
Date
Date	6/26/2025

Buyer -
Buyer -		Date
Date

SELLER: Lennar Homes of Texas Land and Construction, Ltd
a

By
Title:	Authorized Representative
Nicole Dufresne

Date Signed by Seller:          6/26/2025

Page 2 of 2

Lennar Homes of Texas Land and Construction, Ltd

13620 N. FM 620, Bldg B, Suite 150

Austin, TX 78717

512-418-0258

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (together with the Riders and Addenda attached hereto and incorporated by reference herein, this "Agreement") is made and entered into as of the twenty-sixth day of May, 2025 by and between Lennar Homes of Texas Sales and Marketing, Ltd. ("Seller"), and Buyer(s) named below ("Buyer"):

BUYER(S):	Check Applicable:
1. TIRIOS PROPCO SERIES LLC - 1200 SOAPSTONE	Married ☐ Single ☐
2.	Married ☐ Single ☐
3.	Married ☐ Single ☐
4.	Married ☐ Single ☐
No Buyer Name Changes Will Be Permitted

Buyer Address: Cedar Park
City: Cedar Park	State / Country: TX / US	Zip: 78613

By providing your telephone numbers and your email address, you hereby consent to receiving telephonic and email communications, including advertisements, made or sent by or on behalf of Seller and/or its affiliates.

Home Telephone:

E-mail Address: sachin@tirios.ai

Please note that a valid email address is required to access the Lennar Account Application (as defined in Rider B) to review Purchase and Sale Agreement documents and to submit warranty claims after Closing.

Business Telephone:

Cellular Telephone:	(917) 854-5795

(INITIAL)	(INITIAL)

1. Purchase and Sale. Buyer agrees to buy and Seller agrees to sell to Buyer (on the terms and conditions set forth below) Model Highgate constructed or to be constructed on the following described property:

Lot 17 of Block Z Section/Phase 4/_______ of Sunset Oaks Subdivision/Plat of Hays County, Texas (the "County").

Address: 1200 SOAPSTONE PASS Maxwell TX 78656

The above described property is sometimes referred to herein as the "Homesite." The Homesite and the residence and improvements constructed or to be constructed, including all appurtenances thereto, are sometimes collectively referred to in this Agreement as the "Home". The Home is located within the community known as Sunset Oaks Stonehill CORE (the "Community").

2. Purchase Price and Payments. The total purchase price ("Total Purchase Price") for the Home, exclusive of any Closing Costs as described below, is $233,990.00. Buyer (and not a third party) will make an earnest money deposit upon the signing of this Agreement (the "Initial Deposit") of $10,000.00 to Seller. Buyer shall make further payments to Seller, including but not limited to any "Additional Deposit" or "Advanced Payment" (consisting of non-refundable deposit(s) for options, extras, and upgrades) as set forth in the Purchase Price and Payment Addendum attached hereto and made a part hereof. The term "Deposit" shall include the Initial Deposit, Additional Deposit and Advanced Payment paid or to be paid. If Buyer has not already paid the Initial Deposit at the time Seller signs this Agreement, Buyer will make the Initial Deposit within twenty-four (24) hours of the Effective Date.

2.1 All payments made by Buyer to Seller with respect to the Total Purchase Price (including but not limited to the Deposit) shall be paid to Seller for such purposes as Seller shall determine, and Seller shall not be required to maintain the payments in an escrow or trust account. Buyer shall have no right to interest upon the payments. If and to the extent such payments are deposited in any interest bearing account, then any interest on such payments shall inure to the benefit of Seller. At the time of Closing, the amount of the payments shall be credited to Buyer against the Total Purchase Price.

PROSPECTIVE BUYERS ARE ADVISED THAT THE DEPOSIT, DOWN PAYMENTS, AND OTHER ADVANCED MONEY WILL NOT BE PLACED IN A NEUTRAL ESCROW. THIS MONEY WILL BE PAID DIRECTLY TO SELLER AND MAY BE USED BY SELLER. THIS MEANS BUYER ASSUMES A RISK OF LOSING THE MONEY IF SELLER OR BUYER ARE UNABLE OR UNWILLING TO PERFORM UNDER THE TERMS OF THIS AGREEMENT.

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3. Builder's Fee. Buyer acknowledges and agrees that in connection with the purchase of the Home, Buyer shall pay to Seller a builder's fee, equal to $1,999.00 (the "Builder's Fee"). The Builder's Fee is imposed in connection with all home sales in the Community, regardless of whether Buyer finances the purchase of the Home. Notwithstanding the foregoing, Buyer acknowledges that the Builder's Fee may not be imposed on all home sales in the Community, and Seller reserves the right to change or withdraw the Builder's Fee on subsequent home sales in the Community at any time prior to Seller's completion of construction of all homes in the Community. The Builder's Fee represents additional revenue and is intended to compensate Seller for various internal costs and expenses associated with the sales, promotion and/or development of the Community. This fee is due at Closing. The Builder's Fee is separate from any and all Closing Costs (defined herein below). While the Builder's Fee is payable, along with various other fees, costs and amounts at Closing, the Builder's Fee is not a settlement fee associated with any loan that you may obtain to finance the purchase of the Home.

4. Financing.

☐    NO CONTINGENCY. If this box is checked, this is a cash transaction and not contingent on financing. Buyer agrees to provide, within five (5) calendar days from the Buyer's execution of this Agreement, financial statements or other written verification of Buyer's ability to purchase the Home with cash. If Buyer does not (in Seller's sole judgment, based on the documentation provided by Buyer to Seller) have the financial ability to purchase the Home with cash, then Seller may terminate this Agreement by refunding to Buyer any paid Deposit.

☒    MORTGAGE CONTINGENCY. If this box is checked, this Agreement is contingent on Buyer obtaining a loan commitment within thirty (30) days (the "Mortgage Contingency Period") for a first mortgage loan from Lennar Mortgage, LLC (an affiliate of Seller), or another qualified institutional mortgage lender of Buyer's choice ("Lender"), with interest, term and service charges at current market rates at time of Closing (as defined below) for a borrower of Buyer's credit qualifications (the "Mortgage Contingency"). Buyer agrees to apply within five (5) calendar days from the execution of this Agreement for a loan at the then prevailing interest rate and terms. In the event Buyer chooses to obtain financing through a Lender other than Lennar Mortgage, LLC, Buyer agrees to promptly provide Seller, upon Seller's request, with the name, address and phone number of such Lender, the loan officer and the loan processor. Buyer shall furnish promptly and accurately to Lender all information and documents requested by Lender in connection with such application. If Buyer properly makes and pursues the loan application as provided herein but is unable to obtain mortgage loan financing, despite Buyer's good faith efforts to do so, and Buyer is not otherwise in default under this Agreement, and further provided that Buyer provides Seller with documentation from Lender that the loan has been declined, Buyer may cancel this Agreement by giving written notice to Seller within the Mortgage Contingency Period, in which event Seller shall refund any paid Deposit. If Buyer properly makes and pursues the loan application as provided herein but is unable to provide Seller with a copy of a written loan commitment reasonably satisfactory to Seller within the Mortgage Contingency Period, or if Buyer is at any time disapproved in writing by Lender for such loan (and Buyer does not cancel or withdraw his/her loan application), then Seller, at its sole discretion, may cancel this Agreement by written notice to Buyer, at Buyer's last known address, in which event Seller shall refund any paid Deposit made by Buyer. If this Agreement provides for a VA guaranteed or FHA-insured loan, Buyer's obligation to complete the purchase contemplated under this Agreement is subject to the VA/FHA Addendum attached hereto and incorporated herein.

The following shall apply only if this Agreement is subject to the Mortgage Contingency, as indicated above:

4.1 Prequalification. Buyer may have obtained a "prequalification" from Lennar Mortgage, LLC for the purpose of determining Buyer's ability to purchase the Property. BUYER UNDERSTANDS AND ACKNOWLEDGES THAT BUYER IS NOT OBLIGATED TO USE LENNAR MORTGAGE, LLC TO OBTAIN FINANCING TO PURCHASE THE PROPERTY.

4.2 Mortgage Loan. Unless Buyer shall have otherwise notified Seller in writing within the Mortgage Contingency Period, Buyer shall be conclusively presumed to have obtained the loan commitment or agreed to purchase the Home without mortgage financing, and the Mortgage Contingency shall be deemed to have been satisfied.

4.3 Application. Buyer understands that any loan application required under this Agreement must be fully completed in order to obtain the mortgage loan, and Buyer will make a good faith attempt to qualify for the mortgage loan. If Buyer has a spouse who does not constitute a Buyer under this Agreement, Buyer agrees to have his/her spouse sign the mortgage documents as required by Lender. BUYER AGREES TO INCUR NO DEBT SUBSEQUENT TO THE DATE HEREOF WHICH MIGHT JEOPARDIZE APPROVAL OF BUYER'S MORTGAGE LOAN. IF THE HOME IS BEING PURCHASED BY A CORPORATION, PARTNERSHIP, OR OTHER ENTITY, BUYER AGREES TO (1) OBTAIN ANY PERSONAL ENDORSEMENTS OR GUARANTEES REQUIRED BY LENDER AND (2) PROVIDE TO LENDER AND/OR THE TITLE INSURER PROMPTLY UPON REQUEST SUCH CERTIFICATES, RESOLUTIONS OR OTHER CORPORATE, PARTNERSHIP OR OTHER ORGANIZATIONAL DOCUMENTS AS MAY BE REQUIRED. Except as provided in this Agreement, Buyer agrees to pay all loan fees and closing costs charged by Lender in connection with the mortgage loan. Buyer will pay any prepaid interest due on the mortgage loan at the time of Closing and any amount Lender may require to be put into escrow toward the payment of property taxes and insurance on the Home. Buyer will also pay any mortgage insurance premiums (prepaid or otherwise), if required by Lender.

4.4 Commitment Rate and Terms. Buyer understands that the rate of interest on the mortgage is established by Lender and not by Seller and that any predictions or representations of present or future interest rate that may have been contained in any advertising or promotion by Seller are not binding. If Buyer obtains a written mortgage loan commitment and the mortgage loan commitment is subsequently withdrawn through no fault of Seller including, but not limited to, any condition to such loan commitment not being satisfied for any reason (other than failure of the Home to appraise equal to or greater than the Total Purchase Price), this Agreement shall remain in full force and effect and Buyer shall be conclusively presumed to have agreed to purchase the Home without mortgage financing. Buyer agrees that it will make no changes to its mortgage financing arrangement within the last thirty (30) days before Closing.

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4.5 Appraisal. If the Lender's appraiser appraises the value of the Home for less than the Total Purchase Price, Buyer shall notify Seller, in writing, of such fact within three (3) calendar days from the receipt of the written appraisal. Seller shall then have the option, but not the obligation, in Seller's sole and absolute discretion, to: (i) allow Buyer to pay the difference between the mortgage loan proceeds and the amounts required to close the transaction contemplated by this Agreement and proceed to Closing (the "Additional Cash to Close Funds"); or (ii) lower the Total Purchase Price to the appraised value and Buyer shall proceed to Closing. Under no circumstances shall Buyer be excused from performance under this Agreement as a result of Lender's appraisal. Notwithstanding the foregoing, if this Agreement provides for a VA guaranteed or FHA insured loan, the applicable appraisal requirements are set forth in the FHA/VA Addendum attached hereto and incorporated herein.

4.6 Sale of Other Residence. Buyer represents and warrants that this Agreement and the mortgage loan referenced herein, unless otherwise provided, are not and will not be subject to or contingent upon Buyer's selling and/or closing on the sale of Buyer's present residence or other property. Failure to close on the purchase of the Home will constitute a default by Buyer and the remedies available to Seller for Buyer's default under this Agreement shall apply.

5. Funds. Buyer shall remit to Seller the Initial Deposit, Additional Deposit, and Advance Payment by check, cashier's check, or wire transfer. Buyer acknowledges that Seller shall have the right to deposit such check for the Initial Deposit without such action being deemed acceptance of this Agreement. If any such check is not paid by the bank after acceptance of this Agreement, Seller shall have the option to cancel this Agreement and declare Buyer in default. If Buyer provides any check for a Deposit in the form of Canadian currency (a "C$ check"), Seller's depository bank will convert such C$ check into a U.S. dollar amount using its currency procedures and exchange rate then in effect two (2) business days following the date of processing (the "Conversion Date") and the amount of the Deposit to be applied toward the Total Purchase Price shall be equal to the amount received by Seller from the depository bank on the Conversion Date. Seller reserves the right to charge or pass through any currency conversion-related fees or costs to the Buyer at Closing (as hereafter defined). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, the balance of the Total Purchase Price plus all applicable Closing Costs (the "Closing Proceeds") shall be paid to Seller at Closing. Any funds paid by Buyer under the terms of this Agreement to Seller, including funds paid through a check or cashier's check are accepted by Seller subject to collection.

UNLESS A WRITTEN REQUEST FOR PAYMENT BY CASHIER'S CHECK IS RECEIVED AND APPROVED BY SELLER NOT LESS THAN FIVE (5) BUSINESS DAYS PRIOR TO CLOSING, BUYER ACKNOWLEDGES AND AGREES THAT CLOSING PROCEEDS MUST BE BY FEDERAL WIRE TRANSFER IN IMMEDIATELY AVAILABLE FUNDS. BUYER IS RESPONSIBLE FOR ALL BANK OR WIRE TRANSFER CHARGES AND CURRENCY EXCHANGE FEES. WITHOUT LIMITING ANY OTHER PROVISIONS HEREIN, IF ANY DEPOSIT AND/OR CLOSING PROCEEDS ARE NOT TIMELY PAID, BUYER SHALL BE IN DEFAULT. Notwithstanding the foregoing, if Seller approves Buyer's written request to deliver a cashier's check and thereafter Buyer delivers all or any portion of the Closing Proceeds in the form of a cashier's check exceeding $25,000.00, then Buyer will not be entitled to possession of the Home until the Closing Proceeds have cleared.

6. Credit Information Authorization. Buyer authorizes Lender to whom Buyer has applied or is in the process of applying for a mortgage loan in connection with this transaction to disclose to Seller the information contained in any loan application, verification of deposit, income and employment, and credit reports or credit related documentation on Buyer. Buyer authorizes Lender, and any credit bureau or other person or entity utilized or engaged by Lender, to obtain one or more consumer reports regarding Buyer and to investigate any information, reference, statement, or data, provided to Lender by Buyer or by any other person or entity, pertaining to Buyer's credit and financial status. Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, shareholders, employees, agents, contractors, subcontractors and suppliers ("Indemnified Parties"), Lender, and any credit bureau or other person or entity utilized or engaged by Lender or Seller, from and against any deficiencies, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, awards, suits, costs or disbursements of any kind or nature whatsoever, including attorneys' fees and expenses ("Claims") arising from an investigation of Buyer's credit and financial status.

7. Closing. Subject to Section 8, Buyer acknowledges and agrees that Seller has the right in its sole discretion to schedule the date, time and place for the closing of the transaction contemplated by this Agreement ("Closing") and Buyer shall close on such Closing Date (the "Closing Date"). Buyer will be given notice of the Closing at least thirty (30) days prior to the Closing Date (the "Closing Date Notice Period"). Seller is authorized to postpone or advance the date of Closing at its discretion. Seller must, however, give Buyer reasonable notice of the new Closing Date. Any notice of Closing may be given verbally, by telephone, telegraph, telex, facsimile, mail, e-mail, or other means of communication at Seller's option. All notices of Closing will be given to Buyer at the address or by use of the telephone number(s) or e-mail address(es) specified on page 1 of this Agreement unless Seller has received written notice from Buyer of any change therein prior to the date notice of Closing is given. Buyer's failure to receive the notice of Closing because Buyer has failed to advise Seller of any changes of address or phone number, or because Buyer has failed to pick up a letter when Buyer has been advised of an attempted delivery or for any other reason, shall not relieve Buyer of Buyer's obligation to close on the scheduled Closing Date, unless Seller otherwise agrees in writing to postpone the Closing Date. If Buyer fails, for any reason, to close at the date, time and place specified by Seller, Seller shall have the option to declare Buyer in default and seek the remedies stated below, or to charge Buyer $100 per day for each day after the date of Closing specified by Seller until, and including, the actual Closing Date, and Seller may require that prorations be made as of the original Closing Date. This sum shall be due and payable in full at Closing. If Seller agrees to an extension of the date of Closing beyond the last day of the month for which Closing is originally set, an additional amount equal to Two Percent (2%) of the Total Purchase Price shall be payable to Seller. The sum for extending the date of Closing beyond the last day of the month shall be due and payable in full at the Closing. Buyer agrees that the late charges are appropriate in order to cover Seller's administrative and other expenses resulting from a delay in Closing and that the amount of liquidated damages is fixed and agreed to by the parties as a reasonable estimate of the damages that Seller shall suffer and is not in the nature of a penalty. Seller is not required to agree to reschedule Closing, but Seller may reschedule Closing in Seller's sole discretion. Notwithstanding the foregoing and subject to the provisions of Section 4 above, if the Mortgage Contingency box is checked above, Seller will agree to postpone Closing and not impose late charges to the extent such postponement is required in order for Buyer's Lender to meet any pre-closing waiting period required as the result of Buyer's Lender's issuance of revised closing disclosures under 12 C.F.R. § 1026.19(f)(2)(ii) of the Consumer Financial Protection Bureau's TILA-RESPA Integrated Disclosure Rule when such revisions directly result from a Seller action taken within six (6) calendar days of the Closing Date. However, in such event, Seller shall have no liability to the Buyer for failure to deliver the Home on the originally scheduled Closing Date.

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8. Completion Date. Seller is obligated to complete and does agree that the construction of the Home shall be completed not later than two (2) years from the date of Buyer's execution of this Agreement ("Outside Date"), subject only to delays caused by matters recognized by the laws of the state in which the Home is located as a defense to a contract action for non- performance or a delay in performance. Buyer understands and agrees that instead of constructing the Home itself, Seller may cause one of Seller's affiliates to construct the Home ("Builder"). As an accommodation to the Buyer, Seller has provided an estimated completion date that occurs prior to the Outside Date. It is expressly agreed by Buyer that notwithstanding anything to the contrary specified herein or verbally represented (including but not limited to Seller's sales representative), any estimated completion date is a good faith estimate only. Seller cannot guarantee that completion will occur before the Outside Date, but will endeavor to substantially complete the Home by the estimated completion date. Buyer agrees that Buyer has not relied, and will not rely upon, any estimated completion date for any purpose whatsoever, including without limitation, relocation of residence, storage of personal property, or lock-in financing, and Buyer agrees that Seller shall not be liable for any additional costs, expenses, or damages whatsoever should the Home not be completed by the estimated completion date. It is the express intent of the parties that the rights and obligations under this Agreement be construed in the manner necessary to exempt this Agreement and the sale of the Home from registration under the Interstate Land Sales Full Disclosure Act, and both Buyer and Seller hereby expressly waive any right or provision of this Agreement that would otherwise preclude such exemption.

9. Casualty Before Closing. If the Home is damaged by fire, vandalism, act of terrorism or other casualty or condition before Closing and the cost of restoration does not exceed three percent (3%) of the Total Purchase Price and repairs will not substantially delay Closing, Seller shall repair the damage and Closing shall proceed pursuant to the terms of this Agreement. Buyer agrees that, if the casualty or condition occurs during construction, that Seller is only obligated to restore or repair the affected part of the Home to as-new condition and that Seller is under no obligation to disclose to Buyer the fact of repair or restoration or the casualty or condition that necessitated the repair or restoration. If the cost of restoration exceeds three percent (3%) of the Total Purchase Price or the repairs would substantially delay Closing, Buyer shall have the option to: (1) terminate this Agreement and receive a refund of the Deposit made by Buyer to Seller, in which event both parties shall be released from all obligations under this Agreement, or (2) have Seller repair the damage as soon as reasonably possible, and Closing shall be extended until such repair or rebuilding is complete.

Notwithstanding the foregoing, if all or a portion of the Home is damaged by fire, vandalism, act of terrorism or other casualty or condition and the repair or reconstruction of the Home substantially in accordance with the pre-existing plans and specifications is rendered impossible by any cause recognized by the law of the state in which the Home is located as a defense to a contract action for non-performance, then Seller shall have the right to terminate this Agreement and Buyer shall receive a refund of the Deposit made by Buyer to Seller in which event both parties shall be released from all obligations under this Agreement.

10. Deed. Seller shall convey title to Buyer at Closing by delivery to Buyer of a Special Warranty Deed (the "Deed") describing the Home, which Deed shall convey title to Buyer subject to all matters described in this Agreement. The Deed shall be recorded and shall include, without limitation, provisions requiring that any dispute be submitted to alternative dispute resolution.

11. Closing and Title Matters. Title to the Home to be delivered to Buyer at Closing will be marketable and insurable, subject only to the following matters:

11.1 Closing Costs. BUYER UNDERSTANDS AND AGREES THAT IN ADDITION TO THE TOTAL CASH TO CLOSE (WHICH AMOUNT IS SPECIFIED IN SECTION 2 OF THIS AGREEMENT AND THE PURCHASE PRICE AND PAYMENT ADDENDUM), BUYER SHALL PAY CERTAIN OTHER FEES AND CLOSING COSTS, IF ANY, AT CLOSING. IN CONNECTION THEREWITH, WITHOUT LIMITATION, THE ITEMS LISTED BELOW WILL COLLECTIVELY BE REFERRED TO AS "CLOSING COSTS." NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN THE CASE OF AN FHA/VA OR FANNIE MAE LOAN, BUYER SHALL NOT PAY FOR ANY COSTS PROHIBITED BY HUD (FHA), VA OR FANNIE MAE REGULATIONS. ALL REFERENCES TO "PRO RATA SHARES" WILL BE DEEMED A TIME PRO RATION, BASED ON THE DATE OF CLOSING, WITH BUYER PAYING AMOUNTS ACCRUED ON AND AFTER THE DATE OF CLOSING. The Closing Costs include, but may not be limited to:

11.1.1 The premium for a policy of mortgagees' title insurance, any real property transfer taxes in connection with the transfer of the Home, the cost of the documentary stamp taxes or other taxes on the Deed, and the cost to record the Deed. Should the settlement charges that VA does not allow Buyer to pay exceed the amount, if any, to be paid by Seller, Seller at its sole discretion may terminate this Agreement and refund Buyer's earnest money. Should the settlement charges that FHA does not allow Buyer to pay exceed the amount, if any, to be paid by Seller, Buyer may either pay the additional settlement charges or the interest rate on the loan will increase to an interest rate attainable with the settlement charges to be paid by Seller. In the event that Buyer decides to lock in the interest rate and points prior to closing, Buyer agrees to pay the difference between the market rate and the lock-in rate as of the date that the loan rate is locked.

11.1.2 Customary closing costs of a Buyer of a single family residence, including but not limited to items such as loan fees, loan closing costs and all other related sums, attorneys' fees, escrows for taxes and insurance, recording fees, documentary stamp taxes on the note, intangible taxes, credit reports and PMI insurance, if applicable, charged by the Lender or otherwise customary for a Buyer at Closing.

11.1.3 Document preparation fee, delivery charges, Closing fee and any other Closing expenses of Buyer.

11.1.4 All additional costs respecting the Home imposed by any governmental authority.

11.1.5 The cost of any obligations Buyer incurs not provided for in this Agreement.

11.1.6 The cost of a survey of the Home.

11.1.7 Current expenses of the Home (for example: taxes, special assessments and current monthly assessments to one or more homeowner's associations) will be adjusted between Seller and Buyer as of the Closing date. Buyer shall reimburse Seller for any prepaid expenses of the Home such as utility deposits, insurance premiums, local interim service fees, cable fees, assessments and capital contributions made to one or more homeowners' associations, paid by Seller in advance and/or for the month in which the Closing date occurs.

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11.1.8 If real estate taxes for the year in which the Closing date occurs are assessed in the aggregate on the real estate comprising the portion of the Community (including the Home) rather than on a homesite-by-homesite basis, Seller will pay such taxes in full when due, but Buyer will reimburse Seller at the Closing for Buyer's pro rata share of such taxes from the Closing date (if such taxes are then known) or the Home's allocable share (so prorated) of Seller's estimate of those taxes (if such taxes are not then known), subject to readjustment at either the request of Seller or Buyer within six (6) months from when the actual tax bill is known. If taxes for the year in which the Closing date occurs are assessed on a homesite-by-homesite basis but such taxes are not due on the Closing date, Buyer will be responsible for paying such tax bill in full when due but Seller will reimburse Buyer at the Closing for Seller's pro rata share of such taxes (if the taxes are then known) or Seller's estimate of those taxes (if such taxes are not then known) through the Closing date, subject to readjustment at either the request of Seller or Buyer within six (6) months from when the actual bill is known. If the Closing takes place after Seller has paid the taxes for the year in which the Closing date occurs, Buyer will reimburse Seller at the Closing for Buyer's pro rata share of those taxes from and after the Closing date.

11.1.9 The cost of any modifications or changes which are incurred by Seller as a result of changes in building codes, governmental rules, regulations or requirements, or the enforcement of any of the same, after the Effective Date of this Agreement, shall be paid by Buyer at the time of Closing.

11.1.10 Any fees resulting from or associated with an offsite closing, or an accelerated or expedited closing, if such fees are incurred as a result of any action or inaction of Buyer.

11.2 Title Insurance. Buyer is instructed and encouraged to obtain, at Buyer's cost, an abstract of title for the Home and to have an attorney review it before Closing. Buyer is also instructed and encouraged to obtain, at Buyer's cost, an owner's title policy from any title company of Buyer's choice. If Buyer desires, Buyer may use the title company customarily used by Seller, but it is ultimately Buyer's choice. Please review this Agreement and the Affiliated Business Arrangement Disclosure Statement for additional provisions related to this topic.

11.3 Title to the Home shall be subject to the following: (1) zoning, building codes, bulkhead laws, ordinances, regulations, rights or interests vested in the United States of America or the state in which the Community is located; (2) real estate taxes and other taxes for the year of conveyance and subsequent years including taxes or assessments of any special taxing or community development district (including assessments relating to capital improvements and bonds); (3) the general printed exceptions contained in an owner's title insurance policy; (4) utility easements, sewer agreements, telephone agreements, cable agreements, telecommunications agreements, monitoring agreements, restrictions and reservations common to any plat affecting title to the Home; (5) matters that would be disclosed by an accurate survey or inspection of the Home; (6) this Agreement, including all addenda; (7) any laws and restrictions, covenants, conditions, limitations, reservations, agreements or easements recorded in the public records for the County (for example, use limitations and obligations, easements (right- of-way) and agreements relating to telephone, gas or electric lines, water and sewer lines and drainage, provided they do not prevent use of the Home for single family residential purposes); (8) minor encroachments on easements that do not substantially interfere with an easement holder's interest in the Home; and (9) acts done or suffered by Buyer and any mortgage or deed of trust obtained by Buyer for the purchase of the Home. It is Buyer's responsibility to review and become familiar with each of the foregoing title matters, some of which are covenants running with the land. If any title defects are discovered by Buyer after Closing, Buyer's sole remedy shall be to make a claim to Buyer's title insurer.

11.4 Seller shall convey title to Buyer at Closing by delivery to Buyer of the Deed, which shall convey title to Buyer subject to all matters described in this Agreement. Any such matters omitted from the Deed shall nevertheless be deemed to be included in the Deed.

11.5 Seller shall provide an affidavit complying with the Foreign Investment in Real Property Tax Act of 1980, as amended, upon written request of Buyer.

11.6 Seller may not own title to the Home as of the date of this Agreement or at Closing. However, Seller shall obtain title to the Home on or before the Closing Date or effect the necessary transfer of title on or before the date when Seller causes title to be transferred to Buyer.

11.7 If Seller cannot provide marketable and insurable title as described above, such failure shall not be an event of default and Seller will have a reasonable period of time (at least one hundred and twenty (120) days from the date of the scheduled Closing Date) to attempt to correct any defects in title; provided, however, Seller shall not be obligated to incur any expense, nor institute any litigation, to clear title to the Home. If Seller cannot or elects not to correct the title defects, Seller shall so notify Buyer within such period, and Buyer may thereafter elect (by written notice from Buyer to Seller) one of the following two (2) options: (1) to accept title in the condition offered (with defects) and pay the balance of the Total Purchase Price for the Home (without set off or deduction therefor), thereby waiving any claim with respect to such title defects and Buyer will not make any claims against Seller because of the title defects; or (2) to terminate this Agreement and receive a full refund of the Deposit deposited hereunder. If all such amounts are refunded, Buyer agrees to accept it as full payment of Seller's liability hereunder, whereupon this Agreement shall be terminated and Seller shall thereafter be relieved and released of all further liability hereunder. Buyer shall not thereafter have any rights to make any additional claims against Seller. In the event Buyer does not notify Seller in writing within five (5) calendar days from the receipt of Seller's notice (time being strictly of the essence) as to which option Buyer elects, Buyer shall be conclusively presumed to have elected option (1) set forth above in this subsection.

11.8 The acceptance of the Deed by Buyer shall be deemed to be full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to this Agreement.

11.9 Title to the Home will be deemed marketable if an owner's policy is issued with standard exceptions.

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12. Site, Selections and Substitutions. The materials, equipment and fixtures included in and to be used in constructing the Home will be substantially the same as or similar in quality to those described in the applicable plans and specifications (except as to extras, options and/or upgrades).

12.1 Lot Change. In the event that Seller, in its sole discretion, determines that the model of the house selected under this Agreement cannot reasonably be built on the Homesite, then Buyer and Seller hereby agree that they will negotiate in good faith to relocate the Home to another lot in the Community, provided however that there are lots available for sale. If no replacement lot is available, then Buyer may terminate this Agreement within fourteen (14) days of notice that a replacement lot is unavailable and will be entitled to a refund of any paid Deposit.

12.2 Materials, Appliances, Decorative and Landscaping Items. Buyer understands and agrees that certain of the finishing items, such as tile, marble, carpet, cabinets, stone, brickwork, wood, paint, stain and mica are subject to size and color variations, grain and quality variations, and may vary in accordance with price, availability and changes by manufacturers from those shown in the model, if any, or in illustrations or brochures or those included in the specifications. Furthermore, Seller has the right, without notice to Buyer, to substitute materials or equipment of comparable quality, utility or color as the Seller might deem appropriate. Without limiting the Seller's ability to exercise this right, Seller may exercise this right, in its sole discretion and option whenever Seller shall determine it is necessary or expedient to do so.

13. Buyer's Default. In the event of Buyer's default and to the extent allowed by law, Seller shall be entitled to terminate the Agreement and keep, as liquidated damages and not as a penalty, Buyer's Initial Deposit and Additional Deposit not to exceed fifteen percent (15%) of the Total Purchase Price, except that Seller may, in addition, keep, as liquidated damages and not as a penalty, 100 percent (100%) of the Advanced Payments made by Buyer to Seller for options, extras or upgrades for which Seller has made contractual commitments or incurred liability by placing orders or otherwise. Buyer agrees that actual damages in the event of breach by Buyer would be costly and difficult to calculate and that such liquidated damages are a fair and reasonable remedy and shall not be considered a penalty.

14. Seller's Default. In the event of Seller's default or if Buyer brings any warranty claim or other claim against Seller or Builder, and in each event only to the extent allowed by law, Buyer may recover actual damages only and shall be not entitled to special, consequential or punitive damages, all of which the right to recover or claim Buyer hereby expressly waives. Buyer and Seller expressly agree that actual damages shall not include and shall not be interpreted to include, in any way, any attorneys' fees or costs or expert/consultant fees or costs. Notwithstanding the foregoing, Buyer retains all remedies at law and in equity with respect to Seller's obligation to complete the Home within two (2) years as set forth in this Agreement.

15. Mediation / Arbitration of Disputes.

15.1 Dispute Resolution. The parties to this Agreement specifically agree that it is their desire to efficiently and quickly resolve any disputes that arise, that this transaction involves interstate commerce, and that any Dispute (as hereinafter defined) shall first be submitted to mediation and, if not settled during mediation, shall thereafter be submitted to binding arbitration as provided by the Federal Arbitration Act (9 U.S.C. §§1 et seq.) and not by or in a court of law or equity. "Disputes" (whether contract, warranty, tort, statutory or otherwise), shall include, but are not limited to, any and all controversies, disputes or claims: (1) arising under, or related to, this Agreement, the Home, the Community or any dealings between Buyer and Seller and/or Builder; (2) arising by virtue of any representations, promises or warranties alleged to have been made by Seller, Seller's representative, Builder, or Builder's representatives; (3) relating to personal injury or property damage alleged to have been sustained by Buyer, Buyer's children or other occupants of the Home, or in the Community; or (4) relating to issues of formation, validity or enforceability of this Section.

15.2 Mediation. If the parties are unable to agree to a mediator, the parties will utilize the American Arbitration Association ("AAA") for this role. The parties expressly agree that the mediator's charges shall be equally shared and that each party shall be responsible for its own costs and fees, including attorneys' fees and consultant fees incurred in connection with the mediation.

15.3 Arbitration. If the Dispute is not fully resolved by mediation, the Dispute shall be submitted to binding arbitration and administered by the AAA in accordance with the AAA's Construction Industry Arbitration Rules. In no event shall the demand for arbitration be made after the date when the institution of legal or equitable proceedings based on the Disputes would be barred by the applicable statute(s) of limitations, which such statute(s) of limitations the parties expressly agree apply to any Disputes. The decision of the arbitrator(s) shall be final and binding on both parties. Any judgment upon the award rendered by the arbitrator may be entered in and enforced by any court having jurisdiction over such Dispute. If the claimed amount exceeds $250,000.00 or includes a demand for punitive damages, the Dispute shall be heard and determined by three arbitrators; however, if mutually agreed to by the parties, then the Dispute shall be heard and determined by one arbitrator. All decisions respecting the arbitrability of any Dispute shall be decided by the arbitrator(s). Except as may be required by law or for confirmation of an award, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. Unless otherwise recoverable by law or statute, each party shall bear its own costs and expenses, including attorneys' fees and paraprofessional fees, for any mediation and arbitration. Notwithstanding the foregoing, if a party unsuccessfully contests the validity or scope of arbitration in a court of law or equity, the non-contesting party shall be awarded reasonable attorneys' fees, paraprofessional fees and expenses incurred in defending such contest, including such fees and costs associated with any appellate proceedings. In addition, if a party fails to abide by the terms of a mediation settlement or arbitration award, the other party shall be awarded reasonable attorneys' fees, paraprofessional fees and expenses incurred in enforcing such settlement or award.

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15.4 BUYER, SELLER, AND BUILDER AGREE THAT ANY LAWSUIT OR ARBITRATION PROCEEDING (WHICHEVER MAY APPLY) ARISING FROM OR RELATING TO ANY DISPUTE MUST BE COMMENCED WITHIN TWO YEARS AND ONE DAY FROM THE DATE THE CAUSE OF ACTION ACCRUES. TIME IS OF THE ESSENCE, SO THAT IF THE LAWSUIT OR ARBITRATION PROCEEDING IS NOT COMMENCED WITHIN THAT STATED PERIOD, THE DISPUTE IS BARRED AND WAIVED. FOR ARBITRATION PURPOSES, A CAUSE OF ACTION SHALL ACCRUE AS PROVIDED BY APPLICABLE STATUTE FOR THE INSTITUTION OF A LEGAL OR EQUITABLE PROCEEDING; AND IF THERE IS NO APPLICABLE STATUTE, THEN THE CAUSE OF ACTION, REGARDLESS OF THE BUYER'S LACK OF KNOWLEDGE, ACCRUES ON DISCOVERY OF THE INJURY.

15.5 To the fullest extent permitted by applicable law, Buyer and Seller agree that no finding or stipulation of fact, no conclusion of law, and no arbitration award in any other arbitration, judicial, or similar proceeding shall be given preclusive or collateral estoppel effect in any arbitration hereunder unless there is mutuality of parties. In addition, Buyer and Seller further agree that no finding or stipulation of fact, no conclusion of law, and no arbitration award in any arbitration hereunder shall be given preclusive or collateral estoppel effect in any other arbitration, judicial, or similar proceeding unless there is mutuality of parties and then only as between those parties.

15.6 The waiver or invalidity of any portion of this Section shall not affect the validity or enforceability of the remaining portions of this Section. Buyer and Seller further agree (1) that any Dispute involving Seller's and/or Builder's affiliates, directors, officers, employees and agents shall also be subject to mediation and arbitration as set forth herein, and shall not be pursued in a court of law or equity; (2) that Seller and Builder may, at their sole election, include Seller's and Builder's contractors, subcontractors and suppliers, as well as any warranty company and insurer or surety as parties in the mediation and arbitration; and (3) that the mediation and arbitration will be limited to the parties specified herein.

15.7 THE PARTIES AGREE THAT BUYER, SELLER, AND BUILDER MAY BRING CLAIMS AGAINST THE OTHER ONLY ON AN INDIVIDUAL BASIS AND NOT AS A MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE ACTION OR COLLECTIVE PROCEEDING. THE ARBITRATOR(S) MAY NOT CONSOLIDATE OR JOIN CLAIMS REGARDING MORE THAN ONE PROPERTY AND MAY NOT OTHERWISE PRESIDE OVER ANY FORM OF A CONSOLIDATED, REPRESENTATIVE, OR CLASS PROCEEDING. ALSO, THE ARBITRATOR(S) MAY AWARD RELIEF (INCLUDING MONETARY, INJUNCTIVE, AND DECLARATORY RELIEF) ONLY IN FAVOR OF THE INDIVIDUAL PARTY SEEKING RELIEF AND ONLY TO THE EXTENT NECESSARY TO PROVIDE RELIEF NECESSITATED BY THAT PARTY'S INDIVIDUAL CLAIM(S). ANY RELIEF AWARDED CANNOT BE AWARDED ON CLASS-WIDE OR MASS-PARTY BASIS OR OTHERWISE AFFECT PARTIES WHO ARE NOT A PARTY TO THE ARBITRATION. NOTHING IN THE FOREGOING PREVENTS SELLER FROM EXERCISING ITS RIGHT TO INCLUDE IN THE MEDIATION AND ARBITRATION THOSE PERSONS OR ENTITIES REFERRED TO ABOVE.

15.8 Nothing herein shall extend the time period by which a claim or cause of action may be asserted under the applicable statute of limitations or statute of repose, and in no event shall the Dispute be submitted for arbitration after the date when institution of a legal or equitable proceeding based on the underlying claims in such Dispute would be barred by the applicable statute of limitations or statute of repose.

Buyer and Seller specifically consent to arbitrate in accordance with this entire Section 15 of this Agreement.

Buyer Initials	Seller Initials

16. Other Dispute Resolutions. Notwithstanding the parties' obligation to submit any Dispute to mediation and arbitration, in the event that a particular dispute is not subject to the mediation or the arbitration provisions of this Agreement, then the parties agree to the following provisions: BUYER ACKNOWLEDGES THAT JUSTICE WILL BEST BE SERVED IF ISSUES REGARDING THIS AGREEMENT ARE HEARD BY A JUDGE IN A COURT PROCEEDING, AND NOT A JURY. BUYER, SELLER, AND BUILDER AGREE THAT ANY DISPUTE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE HEARD BY A JUDGE IN A COURT PROCEEDING AND NOT A JURY. BUYER, SELLER, AND BUILDER HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL. SELLER HEREBY SUGGESTS THAT BUYER CONTACT AN ATTORNEY OF BUYER'S CHOICE IF BUYER DOES NOT UNDERSTAND THE LEGAL CONSEQUENCES OF EXECUTING THIS AGREEMENT. For any Dispute that involves a claimed amount of less than $10,000, the parties may agree to litigate the Dispute before a judge in a court of small claims; however, any appeal of the judgment rendered in the small claims court will be subject to the mediation and arbitration provisions set forth in this Section.

17. Deed Restriction. The alternative dispute provisions above shall be set forth in the Deed and shall be binding upon Seller, Buyer, and all subsequent grantees, purchasers, successors and assigns as covenants and restrictions running with the land.

18. Cooperating Broker and Seller's New Home Consultant. Unless a Purchase Price and Payment Addendum or a Cooperating Broker Agreement indicating otherwise is attached hereto, Buyer represents to Seller that Buyer has not consulted, dealt or negotiated with a real estate broker, salesperson or agent other than Seller's sales personnel located at Seller's sales office. Buyer agrees that Seller is not responsible for the payment of a commission to a real estate broker, salesperson or agent ("Buyer Broker") other than Seller's sales personnel. Buyer will be in default if Buyer fails to close because Buyer is obligated to pay a Buyer Broker and does not have sufficient funds to do so. Buyer shall indemnify, defend and hold harmless Indemnified Parties from and against any and all Claims resulting from or arising out of any representation or breach of a representation or warranty set forth in this Section. If Buyer has engaged a Buyer Broker (as indicated on the Purchase Price and Payment Addendum), Buyer acknowledges that Buyer and Buyer Broker were required to provide Seller a copy of the agreement between Buyer and Buyer Broker ("BBA") on or before execution of this Agreement. Where a commission is being offered by Seller, timely delivery of the BBA and compliance with the terms of the Purchase Price and Payment Addendum or the cooperating broker agreement and Seller's cooperating broker participation policy are conditions to Seller's obligation to pay Buyer Broker a commission. In addition, Buyer acknowledges and understands that Seller's New Home Consultant ("NHC") and Internet New Home Consultant ("INHC") are agents of Seller, are acting solely for the Seller's interests, and are not acting in any representative capacity for Buyer. Buyer should not disclose any information to Seller's NHC and/or INHC that Buyer considers to be confidential or otherwise does not want disclosed to Seller.

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19. Construction Activities. ALL OWNERS, OCCUPANTS AND USERS OF THE COMMUNITY ARE HEREBY PLACED ON NOTICE THAT (1) SELLER AND/OR ITS AGENTS, CONTRACTORS, SUBCONTRACTORS, LICENSEES AND OTHER DESIGNEES, AND/OR (2) ANY OTHER PARTIES, WILL BE, FROM TIME TO TIME, CONDUCTING BLASTING, EXCAVATION, CONSTRUCTION AND OTHER ACTIVITIES WITHIN OR IN PROXIMITY TO THE COMMUNITY. BY THE ACCEPTANCE OF THEIR DEED OR OTHER CONVEYANCE OR MORTGAGE, LEASEHOLD, LICENSE OR OTHER INTEREST, AND BY USING ANY PORTION OF THE COMMUNITY, EACH SUCH OWNER, OCCUPANT AND USER AUTOMATICALLY ACKNOWLEDGES, STIPULATES AND AGREES (1) THAT NONE OF THE AFORESAID ACTIVITIES SHALL BE DEEMED NUISANCES OR NOXIOUS OR OFFENSIVE ACTIVITIES, HEREUNDER OR AT LAW GENERALLY, (2) NOT TO ENTER UPON, OR ALLOW THEIR CHILDREN OR OTHER PERSONS UNDER THEIR CONTROL OR DIRECTION TO ENTER UPON (REGARDLESS OF WHETHER SUCH ENTRY IS A TRESPASS OR OTHERWISE) ANY PROPERTY WITHIN OR IN PROXIMITY TO THE AREA OF THE COMMUNITY WHERE SUCH ACTIVITY IS BEING CONDUCTED (EVEN IF NOT BEING ACTIVELY CONDUCTED AT THE TIME OF ENTRY, SUCH AS AT NIGHT OR OTHERWISE DURING NON-WORKING HOURS), (3) TO THE EXTENT PERMITTED OR NOT PROHIBITED UNDER APPLICABLE LAW, SELLER AND THE OTHER AFORESAID RELATED PARTIES SHALL NOT BE LIABLE FOR ANY AND ALL LOSSES, DAMAGES (COMPENSATORY, CONSEQUENTIAL, PUNITIVE OR OTHERWISE), INJURIES OR DEATHS ARISING FROM OR RELATING TO THE AFORESAID ACTIVITIES, EXCEPT RESULTING DIRECTLY FROM SELLER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (4) ANY PURCHASE OR USE OF ANY PORTION OF THE COMMUNITY HAS BEEN AND WILL BE MADE WITH FULL KNOWLEDGE OF THE FOREGOING AND (5) THIS ACKNOWLEDGMENT AND AGREEMENT IS A MATERIAL INDUCEMENT TO SELL, CONVEY, AND/OR ALLOW THE USE OF THE HOME.

20. Dangerous Condition; No right to Enter; No Communications with Subcontractors

20.1 Buyer understands and agrees that the Home is a construction site and that the Home and the improvements, equipment and supplies thereon constitute a danger to those who may enter upon the site. Buyer and Buyer's guests, including, but not limited to friends, Buyer's independent contractors, consultants, family members and minor children (collectively "Buyer's Guests"), shall not enter onto the Home or Homesite prior to Closing unless authorized in writing and accompanied by Seller's representative. Any unauthorized, unaccompanied entry by Buyer or Buyer's Guests shall constitute a breach and default of this Agreement by Buyer, at Seller's election. Moreover, any entry by Buyer or Buyer's Guests onto the Home or Homesite prior to Closing shall be done at Buyer's own risk and in compliance with all federal, state and local safety laws and regulations. To the maximum extent permitted by applicable law, Buyer waives, releases and shall indemnify, defend and hold harmless the Indemnified Parties from and against any claims made by Buyer's Guests as a direct or indirect result of any such unauthorized, unaccompanied entry onto the Home or Homesite.

20.2 Buyer acknowledges that all matters pertaining to the initial construction of the Home will be performed by Seller or Builder and Seller's or Builder's subcontractors and vendors who are performing the work under contracts with Seller or Builder, as applicable. For reasons of safety and to comply with liability and insurance requirements imposed upon Seller, Buyer agrees that supervision and direction of the working forces, including, without limitation, all contractors and subcontractors, is to be done exclusively by Seller or Builder, and Buyer agrees not to issue any instructions to the working forces or otherwise hinder construction or installation of improvements on the Home. Buyer shall not do or have any work done on the Home, nor may Buyer store any possessions thereon, prior to Closing and transfer of title to the Home to Buyer.

20.3 Without limiting the applicability of this Section to all obligations, representations and covenants of Buyer hereunder, Buyer specifically acknowledges that any breach by Buyer of the terms and conditions contained within this Section shall be deemed to be a "material breach" and shall entitle Seller to declare this Agreement to be in default in accordance with the provisions of the Buyer's Default Section in this Agreement. Seller's failure to promptly take any action with respect to Buyer's breach of the terms and conditions contained herein shall not be deemed a waiver of any of Seller's rights or remedies hereunder. Whenever this Agreement shall require Seller to complete or substantially complete an item of construction, unless provided specifically to the contrary herein, such item shall be deemed complete or substantially complete when so completed, in the sole and unfettered opinion of Seller. Without limiting Seller's rights contained within the Site and Substitutions Section in this Agreement, should Seller fail to provide any item of construction required to be provided or any option, extra and/or upgrade, Buyer's sole remedy therefore will be to collect an amount from Seller equal to Seller's cost for such item and for Seller's cost of installation of such item had such item been installed at the appropriate time during construction. Without limiting Seller's rights and Buyer's obligations contained within this Section and elsewhere in this Agreement, should any warranted defects in workmanship or materials be discovered before or after the Closing, Buyer agrees that Buyer's sole remedy therefore is for Seller or Builder to, at Seller's sole and absolute discretion, either repair or replace the defective item. To the extent permitted by applicable law, Seller disclaims any liability for incidental or consequential damages that may arise from a defective item.

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21. Inspection of the Home. BUYER WILL BE GIVEN A REASONABLE OPPORTUNITY TO INSPECT THE HOME WITH SELLER'S REPRESENTATIVE PRIOR TO CLOSING, AND AT THAT TIME BUYER WILL SIGN A "NEW HOME ORIENTATION LIST" STATING ANY DEFECTS IN WORKMANSHIP OR MATERIALS OR INCOMPLETE ITEMS WHICH BUYER DISCOVERS. ANY DEFECTS OR INCOMPLETE ITEMS NOT SO LISTED WHICH ARE APPARENT OR VISIBLE SHALL BE DEEMED ACCEPTED BY BUYER AND ANY CLAIM RELATED THERETO FOREVER WAIVED. IF ANY ITEM LISTED IS ACTUALLY DEFECTIVE IN WORKMANSHIP OR MATERIALS IN SELLER'S OPINION (IN ACCORDANCE WITH CONSTRUCTION STANDARDS PREVALENT FOR A SIMILAR HOME IN THE COUNTY), SELLER WILL BE OBLIGATED TO CORRECT THOSE DEFECTS AT SELLER'S COST WITHIN A REASONABLE PERIOD OF TIME AFTER CLOSING, PROVIDED HOWEVER THAT SELLER'S OBLIGATION TO CORRECT WILL NOT BE A GROUND FOR DEFERRING THE CLOSING, NOR FOR ANY SETOFF, NOR FOR IMPOSING ANY CONDITION ON CLOSING AS LONG AS THE HOME IS HABITABLE. THE ISSUANCE OF A CERTIFICATE OF COMPLETION OR USE SHALL BE CONCLUSIVE EVIDENCE OF HABITABILITY. BUYER SHALL HAVE NO RIGHT TO REQUIRE ESCROWS OR HOLD BACKS OF CLOSING FUNDS OR ANY CASH TO CLOSE, AND NONE WILL BE PERMITTED. IF BUYER FAILS TO TAKE ADVANTAGE OF THE PRE-CLOSING INSPECTION ON THE TIME AND DATE SCHEDULED BY SELLER, BUYER SHALL BE DEEMED TO HAVE WAIVED THE RIGHT TO SUBMIT A NEW HOME ORIENTATION LIST TO SELLER.

22. Natural Disasters. Seller builds homes to the building code in effect at the time the building permit is applied for Buyer's Home. Building code requirements do not guarantee a home can or will withstand the impacts of a natural disaster; including but not limited to earthquake, forest fire, tornado, hurricane flood, and avalanche. Seller cannot guarantee the Home; its structure or features will not be impacted by a natural disaster. Buyer should review their applicable homeowner's and/or flood insurance policy(s) and consult their insurance professional for additional information. Buyer is urged to follow the advice and direction from local emergency management officials regarding a natural disaster.

Buyer understands and agrees to accept the risks and conditions of natural disasters and to assume all liabilities associated with them. By executing and delivering this Agreement and Closing, Buyer shall be deemed to have released Seller and Seller's affiliates, and their respective officers, directors, managers, members, shareholders, employees, and agents, from any and all liability or claims resulting from all matters disclosed or disclaimed in this Paragraph, including, without limitation, any liability for incidental or consequential damages which may result from, without limitation, inconvenience, displacement, property damage, personal injury and/or death to or suffered by Buyer or any of its family members, occupants, guests, tenants, invitees and/or pets and any other person or pet.

23. Representation of Compliance with OFAC Regulations: Buyer represents and warrants that Buyer is not barred from doing business with U.S. entities pursuant to the U.S. Department of Treasury's Office of Foreign Asset Control ("OFAC"), including OFAC's Specially-Designated-Nationals ("SDN") list and lists of known or suspected terrorist organizations. If Seller identifies or is informed that Buyer is a valid match for OFAC's SDN list, then this Agreement is void, and Seller shall cancel and revoke this Agreement immediately. In the event of cancellation or revocation of this Agreement under this provision, Seller shall immediately contact OFAC to report the transaction and to determine whether deposit money provided by Buyer, if any, should be returned or blocked, consistent with OFAC regulations.

24. Agreement not to be Recorded. Buyer covenants that Buyer shall not record this Agreement (or any memorandum thereof) in the Public Records of the County. Buyer agrees, if Buyer records this Agreement, to pay all of Seller's attorneys' fees, paraprofessional fees and expenses incurred in removing the cloud in title caused by such recordation. Seller's rights under this Section shall be in addition to Seller's remedies for Buyer's default provided elsewhere in this Agreement. Notwithstanding, Seller reserves the right to record this Agreement, any addenda, in its sole and absolute discretion.

25. Transfer, Assignment and Persons Bound. Buyer agrees that Buyer will not, and does not have the right to, assign, sell or transfer Buyer's interest in this Agreement (whether voluntarily or by operation of law or otherwise) without Seller's prior written consent. If Buyer is a corporation, other business entity, trustee or nominee, a transfer of any material equity or beneficial or principal interest shall constitute an assignment of this Agreement. If Buyer attempts to assign this Agreement in violation of this Section, Seller can declare Buyer in default and Seller shall be entitled to all remedies available under this Agreement. Buyer agrees that Seller may withhold its consent with or without any reason or condition in any manner it chooses (if it gives it at all) and may charge Buyer a reasonable amount to cover administrative costs incurred in considering whether or not to grant consent. If Buyer dies or in any way loses legal control of his/her affairs, this Agreement will bind his/her heirs and legal representatives. If Buyer has received Seller's permission to assign or transfer this Agreement, then Buyer's approved assignees shall be bound by the terms of this Agreement. If more than one person signs this Agreement as Buyer, each such person shall be jointly and severally liable for full performance of all of Buyer's duties and obligations hereunder.

26. Time of the Essence. Buyer acknowledges that time is of the essence in connection with the transactions contemplated under this Agreement.

27. Interpretation and Computation of Time. The use of the masculine gender in this Agreement shall be deemed to refer to the feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever the context so requires. This Agreement reflects the negotiated agreement of the parties. Each party acknowledges that they have been afforded the opportunity to seek competent legal counsel, and each have made an informed choice as to whether or not to be represented by legal counsel. Accordingly, this Agreement shall be construed as if both parties jointly prepared it, and no presumption against one party or the other shall govern the interpretation or construction of any of the provisions of this Agreement. Any reference in this Agreement to the time periods of fewer than five (5) days shall, in the computation thereof, exclude Saturdays, Sundays and legal holidays. Any reference in this Agreement to time periods of five (5) days or more shall, in computation thereof, include Saturdays, Sundays and legal holidays. If the last day of any such period is a Saturday, Sunday or legal holiday, the period shall be extended to 5:00 p.m. on the next full business day. The section headings in this Agreement are for convenience only and shall not affect the meaning, interpretation or scope of the provisions which follow them.

28. Notice. Unless expressly set forth otherwise in any particular provision of this Agreement, all written notices required under this Agreement shall be deemed to have been given by a party when delivered to the address identified on Page 1 of this Agreement in one or more of the following methods: (a) when delivered by hand; (b) one day after deposit with a recognized overnight courier service; or (c) when delivered by electronic transmission with electronic confirmation. Buyer is responsible for providing written notice to Seller of any address change. All written notices shall be effective when sent in the manner above even if receipt is refused.

29. Waiver. Seller's waiver of any of its rights or remedies shall not operate to waive any other of Seller's rights or remedies or to prevent Seller from enforcing the waived right or remedy in another instance.

30. Survival. Buyer and Seller specifically agree that notwithstanding anything to the contrary, the rights and obligations as set forth in all provisions and disclaimers in this Agreement shall survive (1) the Closing of the purchase of the Home; (2) the termination of this Agreement by either party; or (3) the default of this Agreement by either party, unless expressly stated otherwise.

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31. Incorporation and Severability. In the event that any portion of any clause or provision of this Agreement shall be void or unenforceable, such clause or provision shall be enforceable to the maximum extent allowed by law to give meaning to the parties' intent. In the event that any clause or provision of this Agreement, in its entirety, shall be void and unenforceable, it shall deemed deleted so that the balance of this Agreement is enforceable.

32. Governing Law. Any disputes that develop under this Agreement or questions regarding the interpretation of this Agreement will be settled according to the law of the state where the Home is located to the extent federal law is not applicable.

33. Entire Agreement. THIS AGREEMENT IS A LEGALLY BINDING CONTRACT. IF NOT FULLY UNDERSTOOD, PLEASE SEEK COMPETENT LEGAL ADVICE. BUYER CERTIFIES THAT BUYER HAS READ EVERY PROVISION OF THIS AGREEMENT, WHICH INCLUDES EACH RIDER AND ADDENDUM ATTACHED HERETO AND THAT THIS AGREEMENT, TOGETHER WITH EACH SUCH RIDER AND ADDENDUM, CONSTITUTES THE ENTIRE AGREEMENT BETWEEN BUYER AND SELLER. PRIOR AGREEMENTS, REPRESENTATIONS, UNDERSTANDINGS, AND ORAL STATEMENTS NOT REFLECTED IN THIS AGREEMENT HAVE NO EFFECT AND ARE NOT BINDING ON SELLER. BUYER ACKNOWLEDGES THAT BUYER HAS NOT RELIED ON ANY REPRESENTATIONS, NEWSPAPERS, RADIO OR TELEVISION ADVERTISEMENTS, WARRANTIES, STATEMENTS, OR ESTIMATES OF ANY NATURE WHATSOEVER, WHETHER WRITTEN OR ORAL, MADE BY SELLER, SALES PERSONS, AGENTS, OFFICERS, EMPLOYEES, CO- OPERATING BROKERS (IF ANY) OR OTHERWISE EXCEPT AS HEREIN SPECIFICALLY REPRESENTED. BUYER HAS BASED HIS/HER/THEIR DECISION TO PURCHASE THE HOME ON PERSONAL INVESTIGATION, OBSERVATION AND THE DOCUMENTS MADE AVAILABLE TO BUYER BY SELLER OR BY THE EXERCISE OF REASONABLE DILIGENCE OR REFERENCED IN THIS AGREEMENT.

34. Modification. This Agreement is the entire agreement for the sale and purchase of the Home and once it is signed by both Buyer and Seller, it can only be amended by a written agreement signed by both Buyer and Seller.

35. Additional Changes. Notwithstanding Sections 33 and 34 of this Agreement, Buyer agrees that it may be necessary (at any time and from time to time) after Buyer executes this Agreement for Seller, to change the terms and provisions of this Agreement to comply with and conform to the rules and regulations (as same may exist and as same may be promulgated from time to time) of any governmental agency, developer or declarant, subdivision or authority or court of competent jurisdiction and Buyer consents to all such changes. Notwithstanding Sections 33 and 34 of this Agreement, Seller shall have the right to amend this Agreement for development or other purposes, and Buyer consents to all such amendments.

36. Inducement. Buyer acknowledges that the sole inducement to close on the purchase of the Home is the Home itself and not (1) the common facilities comprising part of the Community, if any, or (2) any expectation that the Home will increase in value. Buyer understands and acknowledges that Seller sells homes for personal use and enjoyment. Seller is not making, and does not condone, any representations about future income, profit, or rental potential of any home. Buyer should purchase the Home for personal use and enjoyment without reliance on any future profit, rental income, economic, or tax advantages.

37. Riders and Addenda. This Agreement includes the following Riders and Addenda, which are attached hereto and by this reference made a part of this Agreement:

Check (☒)all that apply:
☒	Rider B (Austin/San Antonio Division)	☐	FHA/VA Addendum
☒	Master Disclosure and Information Addendum	☐	Change Order Summary
☒	Affiliated Business Arrangements Disclosure Statement*	☒	Cooperating Broker Agreement
☒	Purchase Price and Payment Addendum	☒	Addendum Natural and Manmade Products
☒	Election Form Addendum	☐	Age Compliance Addendum
☒	Insulation Addendum	☐	Addendum for Sale of Other Property by Buyer
☐	Sales Incentive Addendum	☐	Loan Lock Extension Addendum
☒	Existing Home Disclosure	☐	Down Payment Assistance Addendum
☐	Homesite Reservation	☒	Privacy Policy Notice Addendum
☒	Energy Addendum	☐

*On 05/26/2025 Seller provided to Buyer an Affiliated Business Arrangement Disclosure Statement (" ABAD") that sets forth Seller's business relationships with affiliated settlement service providers, including but not limited to, Lennar Mortgage, LLC, Lennar Title, Inc., Lennar Insurance Agency, LLC and their respective types of charges and range of charges; Buyer acknowledges and confirms receipt of the previously delivered ABAD on 05/26/2025.

38. Offer to Purchase/Effective Date. This Agreement, when executed by Buyer and delivered to Seller, together with the Initial Deposit specified hereunder, shall constitute an offer by Buyer to purchase the Home in accordance with the terms and conditions provided herein, and shall not be binding upon Seller until such time as Seller has executed this Agreement (the "Effective Date"). In the event Buyer's offer is not accepted by Seller, all paid Deposits made by Buyer to Seller to date shall be returned to Buyer, and Buyer's offer shall be deemed withdrawn.

39. Third Party Beneficiary. The Builder shall be an intended third-party beneficiary of this Agreement.

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40. Counterparts and Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument. Signatures may be given via electronic transmission and shall be deemed given as of the date and time of the transmission of this Agreement to the other party.

THIS CONTRACT IS SUBJECT TO CHAPTER 27 OF THE TEXAS PROPERTY CODE. THE PROVISIONS OF THAT CHAPTER MAY AFFECT YOUR RIGHT TO RECOVER DAMAGES ARISING FROM A CONSTRUCTION DEFECT. IF YOU HAVE A COMPLAINT CONCERNING A CONSTRUCTION DEFECT AND THAT DEFECT HAS NOT BEEN CORRECTED AS MAY BE REQUIRED BY LAW OR BY CONTRACT, YOU MUST PROVIDE THE NOTICE REQUIRED BY CHAPTER 27 OF THE TEXAS PROPERTY CODE TO THE CONTRACTOR BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, NOT LATER THAN THE 60TH DAY BEFORE THE DATE YOU FILE SUIT TO RECOVER DAMAGES IN A COURT OF LAW OR INITIATE ARBITRATION. THE NOTICE MUST REFER TO CHAPTER 27 OF THE TEXAS PROPERTY CODE AND MUST DESCRIBE THE CONSTRUCTION DEFECT. IF REQUESTED BY THE CONTRACTOR, YOU MUST PROVIDE THE CONTRACTOR AN OPPORTUNITY TO INSPECT AND CURE THE DEFECT AS PROVIDED BY SECTION 27.004 OF THE TEXAS PROPERTY CODE.

THIS AGREEMENT IS NOT BINDING ON SELLER UNTIL ACCEPTED BELOW BY AN AUTHORIZED REPRESENTATIVE OF SELLER.

Buyer - TIRIOS PROPCO SERIES LLC - 1200 SOAPSTONE		Buyer -
Date
Date	6/26/2025

Buyer -
Buyer -		Date
Date

SELLER: Lennar Homes of Texas Land and Construction, Ltd
a

By
Title:	Authorized Representative
Nicole Dufresne

Date Signed by Seller:         6/26/2025

Page 11 of 11

COOPERATING BROKER AGREEMENT

COMMISSION

THIS COOPERATING BROKER AGREEMENT (this "Agreement") is made and entered into effective as of the twenty-sixth day of May, 2025, between Urbanspace Realtors ("Cooperating Broker"), TIRIOS PROPCO SERIES LLC - 1200 SOAPSTONE (collectively, "Buyer"), and Lennar Homes of Texas Land and Construction, Ltd ("Seller"), respecting Lot 17 of Block Z, of Sunset Oaks in the community known as Sunset Oaks Stonehill CORE (the "Community").

1. Defined Terms. All initially capitalized terms not defined herein shall have the meanings set forth in that certain Purchase and Sale Agreement, by and between Buyer and Seller, dated as of May 26, 2025.

2. Cooperating Broker. Notwithstanding anything contained in the Agreement to the contrary, Seller and Cooperating Broker acknowledge that Buyer has dealt with the following brokerage firm in connection with the purchase of the Home ("Cooperating Broker"):

Name of Cooperating Broker (Full Legal Name):	Urbanspace Realtors

Cooperating Broker License Number:	456804

Address:	301 West Ave Ste 100, Austin TX 78701

Business Phone:	(512) 848-8722

Entity Type (Check One):

_________ Individual/Sole Proprietor/Single-member LLC

_________ C Corporation.	_________ S Corporation	_________ Partnership	_________ Trust/estate

_________ LLC. Enter the tax classification (C = C Corporation, S = S Corporation, P = Partnership): ___________________________

X Other: LLP

Taxpayer Identification Number of Cooperating Broker (TIN):	74-3010587

Name of Sales Associate of Cooperating Broker:	Karen Prager

Date of Registration:

Seller agrees to pay Cooperating Broker, at Closing, a commission in the amount of 3% of the Total Purchase Price, as that amount is determined by the Purchase Price and Payment Addendum, as amended from time to time ("PPPA") less Incentives (as defined below) and Seller Assistance (as defined below) (the "Commission"), subject however to the terms and conditions set forth below and in the Broker Participation Policy ("Participation Policy"). "Incentive" shall mean the total dollar value of all consideration, incentives, discounts, credits, reductions, gifts or other inducements offered or arranged by Seller, in connection with Buyer's purchase of the Home, including, without limitation, any: reduction or discount in the Total Purchase Price, Base Purchase Price, or the Homesite Premium; reduction in the cost of Options, Upgrades and/or Extras. "Seller Assistance" shall mean the total dollar value of all consideration, incentives, discounts, credits, reductions, gifts or other inducements offered or arranged by Seller, in connection with Buyer's purchase of the Home, including, without limitation credit for or contribution toward Closing Costs; payment of or contribution toward assessments or capital contributions charged by any homeowner's association or Seller; payment of or contribution toward homeowner's casualty or liability insurance, and/or lease payments; financing incentive such as payment of buy down fees to the Lender; and retail value of any gift to Buyer. As of the date hereof, the Commission is calculated as follows:

Base Purchase Price	$274,990.00

Add: Homesite Premium	$2,000.00

Add: Options, Upgrades and Extras per Change Order Summary	$.00

Less Incentives and Other Discretionary Reductions	$43,000.00

Total Purchase Price	$233,990.00

Less Seller Assistance	$4,680.00

Commission to be based on	$229,310.00

The afore-mentioned Commission may be adjusted based on the final PPPA, and/or the terms and conditions of addenda related to Incentives and Seller Assistance, as the case may be.

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The parties hereto agree that the amount of the Commission shall not exceed the aggregate sum of compensation that Buyer has agreed to pay Cooperating Broker pursuant to the broker agreement between Buyer and Cooperating Broker ("BBA"). If the Commission is greater than the compensation payable pursuant to the BBA, then the Commission payable pursuant to the terms hereof will automatically be reduced to equal the sum payable for compensation pursuant to the BBA. No Commission shall be payable by Seller unless Buyer consummates the purchase of the Home in accordance with the terms and conditions of the Purchase and Sale Agreement; accordingly, the Commission shall not be deemed earned unless and until the Closing occurs. Commission will be paid only to Cooperating Broker listed above directly and only if Cooperating Broker has provided a valid Taxpayer Identification Number and federal tax classification. Cooperating Broker agrees that it shall look to Buyer for any other commission due to Cooperating Broker that is in excess of the Commission payable by Seller pursuant to this Agreement and for any commission due to any other real estate brokers or salesmen claiming to have represented Buyer in connection with the purchase of the Home. Notwithstanding the foregoing, Seller agrees to pay any and all commissions due to Seller's New Home Consultants working in Seller's sales office.

3. Sales Associate of Cooperating Broker. By signing below, sales associate or designated agent of Cooperating Broker ("Sales Associate") agrees, on behalf of himself/herself and on behalf of Cooperating Broker, to the terms of this Agreement. Without limiting the foregoing, Sales Associate agrees that Seller's sole responsibility hereunder is to pay the Commission to Cooperating Broker in the manner described above. Any other amounts payable to Sales Associate and/or Cooperating Broker shall be the sole responsibility of Buyer, if provided for in a separate agreement between Cooperating Broker and Buyer. In addition, Sales Associate hereby personally represents and warrants that Sales Associate has full power and authority to execute and deliver this Agreement on behalf of Cooperating Broker and that such execution of this Agreement on behalf of Cooperating Broker has been duly authorized by all necessary and proper corporate action of Cooperating Broker.

4. Participation Policy. By signing this Agreement, Sales Associate acknowledges that Sales Associate has read and agrees, on behalf of such Sales Associate and Cooperating Broker, to comply with the terms and conditions in the Participation Policy set forth below. This Agreement shall be null and void if Seller determines, in its absolute discretion, at any time before Closing that Sales Associate and/or Cooperating Broker has/have violated the terms of the Participation Policy. The Participation Policy follows:

4.1 In order for Cooperating Broker to receive a commission in connection with the sale of real property, the Cooperating Broker must be documented on Buyer's first interaction with a Lennar employee. This means that the Buyer must identify and register the Cooperating Broker: (i) when Buyer first contacts a Lennar employee about a home or community; (ii) when Buyer first discusses or is introduced to a community or home by Lennar's internet sales employees; (iii) when Buyer first visits a community; or (iv) when Buyer first attends a self-guided tour of a community, whichever is first to occur. A failure of a Buyer to register Cooperating Broker upon the initial communication with Lennar about any community will render Cooperating Broker ineligible for a Commission. Registration of a prospect by a Cooperating Broker is not sufficient for Cooperating Broker to be eligible for a Commission. Cooperating Broker, or Sales Associate, must also accompany the Buyer during Buyer's initial visit or initial self-guided tour of a home in a community. Cooperating Broker , Sales Associate or Buyer must provide Seller a copy of the BBA on or before the date the Purchase and Sale Agreement is executed by the Buyer and Seller. Cooperating Broker shall not be entitled to receive a commission in connection with the sale of real property in any Lennar community to such Buyer if (as shown by Lennar's tracking system or otherwise): (a) Buyer previously inquired about a community with a Lennar employee without identifying and registering the Cooperating Broker; (b) Buyer initially registered at a sales office and/or attended a self- guided tour of a community without registering and being accompanied by Cooperating Broker or Sales Associate; or (c) Cooperating Broker, Sales Associate, and Buyer fail to provide the BBA to Seller on or before the execution of the Purchase and Sale Agreement. The registration is effective for a period of sixty (60) days from the date of registration ("Registration Period"). Cooperating Broker may extend the Registration Period for an additional sixty (60) days by accompanying Buyer to the sales office for the community in person (or virtually if Buyer is not local) before the expiration of the initial Registration Period.

4.2 In addition, Cooperating Broker shall not be entitled to receive the Commission unless: (i) Buyer and Cooperating Broker or Sales Associate have executed this Agreement prior to or at the time Buyer contracts to purchase the Home, (ii) Buyer contracts to purchase the Home before the expiration of the Registration Period, and (iii) Buyer closes on the transaction pursuant to the Purchase and Sale Agreement for the Home. Cooperating Broker will not be paid the Commission if either Cooperating Broker or Sales Associate is a buyer under the contract to acquire the Home. Cooperating Broker will not be paid the Commission if either Cooperating Broker or Sales Associate is a relative or spouse of the Buyer. Cooperating Broker may not apply the Commission to reduce the Purchase Price or to cover closing costs or any other transaction related costs without the consent of Seller. Seller will pay the Commission to Cooperating Broker, provided that the terms and conditions contained herein are satisfied and except as otherwise set forth above. In all cases, Sales Associate agrees to look solely to Cooperating Broker for payment of any commission. By way of example, if Sales Associate terminates his/her employment with a registered Cooperating Broker who is entitled to a commission pursuant to this Participation Policy, then payment of any commission shall be made to the Cooperating Broker and Sales Associate shall have no claim against Seller with respect to such commission.

Page 2 of 4

4.3 Cooperating Broker and Sales Associate acknowledge that this Participation Policy, the registration forms, sign-up sheets and other incentives, contracts, or forms given to prospects or buyers of homes are trade secrets of Seller. Cooperating Broker agrees to indemnify, defend and hold Seller harmless from and against any and all claims, demands, damages, losses, costs and expenses of whatever nature or kind, including reasonable attorneys' fees, paraprofessional fees and costs relating to or arising out of any claim against Seller as a result of conduct or representations made by Cooperating Broker and/or Sales Associate. In the event that Seller must enforce or defend any of the terms and conditions of this Participation Policy, Seller shall be entitled to collect from Cooperating Broker reasonable attorneys' fees, paraprofessional fees and costs.

5. Cooperating Broker Status and Duties. Cooperating Broker hereby represents, warrants and covenants that Cooperating Broker and Sales Associate are licensed in the state in which the Home is located. Each of Cooperating Broker and Sales Associate will comply with all requirements of applicable law as a single agent (or transaction broker) in their representation of Buyer in the purchase of the Home and will assist the parties with communication, interposition, advisement, negotiation, contract terms and closing. At the written request of Seller, Sales Associate will provide a copy of Cooperating Broker's and/or Sales Associate's current and valid broker or sales associate license(s) to Seller or it designee.

6. Special Incentive. In addition to the Commission, Seller has agreed to provide Cooperating Broker the following additional special incentive at Closing: __________________________, which has a cash value of $.00 ("Special Incentive"). Seller's obligation to provide the Special Incentive to Cooperating Broker at Closing is conditioned on the same terms and conditions set forth in the Broker Agreement for the payment of the Commission to Cooperating Broker. Cooperating Broker acknowledges that total broker compensation cannot exceed 7% of the Total Purchase Price (as that term is defined in the Purchase Price and Payment Addendum). Each bonus/incentive program is a separate program and will not be valid in conjunction with any other offer. Notwithstanding the foregoing, Seller has reserved the right, in its sole discretion, to substitute the Special Incentive at Closing with another incentive of equivalent cash value. If Seller determines, in its sole discretion, prior to Closing that Special Incentive is not permitted by applicable law, Seller's obligations with respect to the Special Incentive under this Agreement shall be null and void and of no effect, and Seller shall have no obligation to provide any Special Incentive (or its cash equivalent) to Cooperating Broker at Closing. Cooperating Broker has acknowledged and agreed that Seller may provide, but shall have no obligation to provide, nominal incentives of no cash value to Cooperating Broker's sales associate or agent at Closing.

7. Acknowledgment by Broker. This document supersedes any previous registration form filed by the Cooperating Broker or any of its agents or employees with the Seller, its agents or employees. Violation by the Cooperating Broker of any provision of this document will constitute a breach of this document by the Cooperating Broker and will, at the Seller's election, void any obligation of the Seller to pay a commission or fee to the Cooperating Broker and will, at the Seller's election, entitle the Seller to whatever remedies it may have at law or in equity.

8. Acknowledgment by Buyer. Buyer acknowledges and agrees that Cooperating Broker is the exclusive agent of Buyer

9. Governing Law. This Agreement is governed by Texas law, without regard to its conflicts of law rules.

10. Counterparts. This Agreement may be executed in counterparts, a complete set of which shall form a single document. Signatures may be given via electronic transmission and shall be deemed given as of the date and time of the transmission of this Agreement to the other party.

11. Conflicts. In the event of any conflict between this Cooperating Broker Agreement and the Purchase and Sale Agreement or any other addenda and/or riders, this Cooperating Broker Agreement shall control. In all other respects, the Purchase and Sale Agreement shall remain in full force and effect.

Page 3 of 4

12. Entire Agreement. This Agreement sets forth the entire agreement between Seller, Cooperating Broker and Sales Associate and shall not be altered, modified or amended unless such amendment is set forth in writing and signed by all parties to this Agreement.

COOPERATING BROKER: Urbanspace Realtors, by its Sales Associate

By:

Print Name:	Karen Prager

Date:	6/25/2025

Buyer - TIRIOS PROPCO SERIES LLC - 1200 SOAPSTONE		Buyer -
Date
Date	6/26/2025

Buyer -
Buyer -		Date
Date

SELLER: Lennar Homes of Texas Land and Construction, Ltd
a

By
Title:	Authorized Representative
Nicole Dufresne

Date Signed by Seller:          6 /26/2025

Page 4 of 4